UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2007

BEACON POWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-31973 (Commission File Number)	04-3372365 (IRS Employer Identification No.)
234 Ballardvale Street Wilmington, Massachusetts 01887 (Address of Principal Executive Offices) (Zip Code)
(978) 694-9121 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2007 Beacon Power Corporation’s (the “Company”) board of directors (the “Board”) elected Virgil Rose to serve on the Board for a term expiring at the 2007 annual meeting of shareholders. Mr. Rose has also joined the Compensation Committee and the Nominating and Governance Committee of the Board.

Mr. Rose will participate in the Company’s non-employee director compensation arrangements, a description of which appears under the heading “Director Compensation” in the proxy statement for the Company’s 2006 annual meeting of stockholders and is incorporated herein by reference.

In connection with Mr. Rose’s Board service, he will receive a one-time grant of options to purchase 100,000 shares of the Company’s common stock exercisable at a price of $1.02 per share, that will vest in 36 roughly equal monthly installments beginning January 30, 2007.

In addition, Mr. Rose entered into an indemnification agreement with the Company, pursuant to which the Company will indemnify Mr. Rose against claims arising out of his service as a director of the Company to the fullest extent permitted by law. This indemnification agreement is substantially similar to agreements that the Company has in place with each of its other directors.

The Company announced Mr. Rose’s appointment in a press release dated January 30, 2007, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
	99.1	Press release dated January 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Dated:	January 30, 2007	By: /s/ James M. Spiezio

James M. Spiezio

Chief Financial Officer

EXHIBIT INDEX

Exhibit

No.	Description
99.1	Press release dated January 30, 2007.

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